Exhibit 99.1

Dorian LPG Issues Statement Regarding Engagement With BW

STAMFORD, Conn., Sept. 11, 2018 -- Dorian LPG (NYSE: LPG) today issued the following statement in response to quotes in the press from representatives of BW LPG about Dorian's level of engagement following BW's unsolicited proposal:

"We welcome input and feedback from all of our shareholders. The board and management team are singularly focused on maximizing value for Dorian shareholders.

"It is in this spirit that Dorian has met multiple times with BW's leadership team, including an in-person meeting with the entire Dorian board and BW. We also requested information regarding BW's net asset values since July—we did not make providing that info a condition to these meetings—and BW only provided this information just a few days ago. We are in the process of scheduling a meeting to discuss this information with BW.

"It is disingenuous for BW to characterize Dorian as nonresponsive, and to completely mislead shareholders by failing to discuss the facts of the situation.

"The Dorian Board and management team continue to explore whether BW can deliver appropriate value to Dorian shareholders as we evaluate the opportunities before us. We will not close doors to potential opportunities, and will respond to BW's proposal in due course."

About Dorian LPG Ltd.

Dorian LPG is a liquefied petroleum gas shipping company and a leading owner and operator of modern VLGCs. Dorian LPG's fleet currently consists of twenty-two modern VLGCs. Dorian LPG has offices in Stamford, Connecticut, USA, London, United Kingdom and Athens, Greece.

Dorian has retained Evercore as its financial advisor and Wachtell, Lipton, Rosen & Katz and Seward & Kissel LLP as legal advisors.

Additional Information and Where to Find It

Dorian LPG intends to file with the SEC a proxy statement in connection with the 2018 Annual Meeting with an associated BLUE proxy card. The definitive proxy statement will be mailed to Dorian shareholders. INVESTORS AND SECURITY HOLDERS OF DORIAN ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement (when it is available) and other documents filed with the SEC at the SEC's website at www.sec.gov.

Certain Information Concerning Potential Participants

Dorian, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2018 Annual Meeting. Detailed information regarding the identity of potential participants, and their respective interests in Dorian by security holdings or otherwise, will be set forth in the definitive proxy statement for the 2018 Annual Meeting. Additional information can be found in Dorian' most recent annual report on Form 10-K. These documents may be obtained for free at the SEC's website at www.sec.gov or by calling Dorian' proxy solicitor, Innisfree M&A Incorporated, toll-free at 1-(888) 750-5834.

Forward-looking Statements

This press release contains "forward-looking statements." Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "may," "should" and similar expressions are forward-looking statements. These statements are not historical facts but instead represent only the Company's belief regarding future results, many of which, by their nature are inherently uncertain and outside of the Company's control. Actual results may differ, possibly materially, from those anticipated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect future results, see the discussion in the Company's Annual Report on Form 10-K, under the heading "Risk Factors." The Company does not assume any obligation to update the information contained in this press release.

For further information:

Dorian LPG Ltd
Ted Young
Chief Financial Officer (203) 674-9900
IR@dorianlpg.com

Kekst
Ruth Pachman or Mark Semer
(212) 521-4800
ruth.pachman@kekst.com or mark.semer@kekst.com